Exhibit 99.4(j)

SUPPLEMENT, dated as of May 1, 2006

INVESTMENT ADVISORY AGREEMENT

Supplement made as of this 1st day of May, 2006, by and between Mutual of America Capital Management Corporation, a Delaware corporation (the “Adviser”), and Mutual of America Investment Corporation, a Maryland corporation (the “Company”), supplementing the investment advisory agreement dated the 21st day of April, 1993, as previously supplemented and amended prior to the date hereof, by and between the Adviser and the Company (the ‘Investment Advisory Agreement’).

WITNESSETH

WHEREAS, Adviser has proposed a reduction in its investment advisory fees which has been accepted by the Board of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Investment Advisory Agreement is hereby supplemented as follows:

Advisory Fee. Paragraph 6 of the Investment Advisory Agreement is amended to read in its entirety as follows:

6.  Compensation.    As compensation for its investment advisory services to the Company, the Adviser shall receive an amount calculated as a daily charge at the annual rates of .075% of the value of the net assets of the Equity Index Fund and MidCap Equity Index Fund, .15% of the value of the net assets of the Money Market Fund, .40% of the value of the net assets of the All America Fund, Bond Fund, Mid Term Bond Fund, Short Term Bond Fund and Composite Fund, .55% of the value of the net assets of the Mid Cap Value Fund and .75% of the value of the net assets of the Aggressive Equity Fund, Small Cap Growth Fund and Small Cap Value Fund, respectively (computed in accordance with the Investment Company Act and the Registration Statement).

IN WITNESS WHEREOF, the parties hereto have executed this Supplement to the Investment Advisory Agreement by their duly authorized officers as of the date first written above.

MUTUAL OF AMERICA CAPITAL		MUTUAL OF AMERICA
MANAGEMENT CORPORATION		INVESTMENT CORPORATION

By	/s/	By	/s/
	Manfred Altstadt		John Greed
	President and CEO		Executive Vice President,
Chief Financial Officer and Treasurer